Exhibit 10.32

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into by and between Live Current Media Inc. and its subsidiaries including Domain Holdings Inc. (collectively, “Company”) and Chantal Iorio (“Ms. Iorio”).

Recitals

1.
WHEREAS, as a result of a reduction in force, the Company has terminated Ms. Iorio’s employment without cause effective August 15, 2010 (the “Termination Date”), and Ms. Iorio and the Company desire to settle and resolve all possible disputes between them relating to Ms. Iorio’s employment with the Company or her termination.

2.	No part of this Agreement or the decision of any party to resolve these matters and enter into this Agreement shall be construed as an admission of wrongdoing or liability.

Terms and Conditions

1.
Upon final payment owing under this Settlement Agreement and Release, Ms. Iorio, on behalf of herself, her heirs, executors, administrators, and assigns, does hereby waive and release the Company, its parents, affiliates, subsidiaries, and related entities, its successors and assigns, and each of their present and former directors, officers, employees, agents and attorneys, both individually and in their representative capacities, from any and all claims (including any claim to legal fees, long term disability and any other payment under the Employment Agreement dated December 12, 2007 or any statute, code or otherwise), damages, causes of action, or disputes of any kind or nature, whether presently known or unknown.  This release is comprehensive and includes all claims (including claims under the Employment Agreement dated December 12, 2007 or Employment Standards, Human Rights, or Workplace Safety legislation), damages, causes of action, or disputes based upon acts or omissions occurring or which could be alleged to have occurred prior to the date of this Agreement.

2.
Ms. Iorio warrants and affirms that she has not sold, transferred, or otherwise assigned all or any of her interest in any of her claims or causes of action released herein and that she is the only person or entity empowered to release said claims.

3.
Ms. Iorio warrants that she has not and, upon final payment owing under this Agreement, agrees she will not file any charge or complaints with any federal, provincial, or local government entity or any civil action concerning any issues relating to his employment with the Company or the termination of that employment.

4.
In consideration of Ms. Iorio’s execution of this Settlement Agreement and Release, the Company agrees to pay to Ms. Iorio the total gross amount of $75,000.00 (the “Severance Amount”) at a rate of $12,500 per month, less required deductions, on a salary continuance basis.  All severance payments shall be subject to the Company’s normal payroll practices and shall be made on regular company paydays.

5.	On or before August 15, 2010, the Company will pay Ms. Iorio all accrued vacation pay.

6.
The Company shall pay on Ms. Iorio’s behalf (i) premiums for the Medical Services Plan (“MSP”) of British Columbia (“Statutory Benefits”) and (ii) premiums for extended medical and dental benefits currently provided by the Sun Life Insurance Company (the “Discretionary Benefits”) which does not include long term disability insurance.  The Company shall pay for the Statutory Benefits until the Severance Amount is paid in full.  The Company shall pay for the Discretionary Benefits until the earlier of (A) the termination of the Discretionary Benefits for all of the Company’s employees or (B) until the Severance Amount is paid in full.  Ms. Iorio acknowledges that she is not entitled to any other compensation, benefit, or payment from the Company other than that expressly set forth in this Agreement.  Ms. Iorio further agrees that the Severance Amount may be applied as a set-off against any later claim that she may make.

7.
Ms. Iorio acknowledges that she has not relied upon the Company or its legal counsel for any advice in connection with the tax treatment of this payment.  Ms. Iorio agrees to indemnify and hold the Company harmless from any and all claims or liability, including costs and legal fees, incurred as a result of Ms. Iorio’s tax treatment of this payment.

8.
Ms. Iorio acknowledges that the Company’s business and future success depends on preservation of its trade secrets and other confidential, proprietary information concerning the Company, its affiliates, suppliers, and customers (“Secrets”).  Proprietary information means information, ideas and materials of or about the Company or its affiliates, employees, customers, or others with whom the Company conducts business.  These Secrets include, without limitation: marketing policies and practices; supplier identity and costs; contract renewal dates; employee lists and compensation; and other such business information.  Ms. Iorio warrants and agrees that she will keep these secrets confidential and will not use or disclose them for any reason, unless required to do so by law.  Nothing in this provision shall limit the right and obligation of Ms. Iorio to provide truthful information when the law so requires.

9.
The parties agree that this Agreement imposes the duty of good faith on all parties, that this Agreement sets forth completely the terms of the parties’ agreement and understanding, that this Agreement supersedes any and all prior agreements or understandings, both oral and written, including the Employment Agreement dated December 12, 2007, and that this Agreement cannot be modified without the express written consent of the parties hereto.

10.
In the event that any provision of the Agreement or compliance by any of the parties with any provision of this Agreement shall constitute a violation of any law, then such provision, to the extent only that it is so in violation, shall be deemed ineffective and unenforceable and shall be separable from the remaining provisions of the Agreement, which provisions shall remain binding on the parties.

11.	The terms and conditions of this Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, successors, personal representatives, and assigns.

12.
This Agreement may be executed with electronic signatures which shall be treated as original signatures and in one or more counterparts, all of which together shall constitute one Agreement, and each of which separately shall constitute an original document.

13.
This Agreement shall be governed by the laws of British Columbia, without reference to its choice of law rules.  The courts of British Columbia sitting in the City of Vancouver will have exclusive jurisdiction over this Agreement, including its enforcement and any dispute regarding its interpretation and application, and the parties hereby irrevocably submit to the jurisdiction of those courts for those purposes.

14.	All dollar amounts in this Agreement are stated and payable in Canadian dollars unless stated otherwise.

15.
The parties signing below hereby warrant and represent that (1) this Agreement is being entered into freely, knowingly, and voluntarily; (2) this Agreement is fair and equitable; (3) any and all conditions to the execution, validity, or enforceability of this Agreement have been met; and (4) this Agreement is valid, binding, and enforceable.

16.
Ms. Iorio further warrants that: (1) she has read this Agreement and finds that it is written in a manner that she understands; (2) she understands that this Agreement does not waive rights or claims that may arise after the date this Agreement is executed; (3) she has been advised that she has the right to consult with legal counsel prior to executing this Agreement and has had a reasonable opportunity for independent advice; and (4) she has signed this Agreement as her free and voluntary act.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year set forth below.

/s/ Chantal Iorio	June 16, 2010
Chantal Iorio	Date

/s/ Andrea Laird	June 16, 2010
Witnessed by: Andrea Laird	Date

Live Current Media Inc.

/s/ Geoff Hampson	June 16, 2010
Geoff Hampson	Date
Chief Executive Officer